         As filed with the Securities and Exchange Commission on August 18, 2000
                                                           Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             JUNIPER NETWORKS, INC.
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

         DELAWARE                                       77-0422528
(State or other jurisdiction of          (I.R.S. Employer Identification Number)
 Incorporation or organization)

                           1194 North Mathilda Avenue
                           Sunnyvale, California 94089
                                 (408) 745-2000

                                  Lisa C. Berry
                  Vice President, General Counsel and Secretary
                             Juniper Networks, Inc.
                           1194 North Mathilda Avenue
                           Sunnyvale, California 94089
                                 (408) 745-2384

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                        CALCULATION OF REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------
        TITLE OF EACH
           CLASS OF                   AMOUNT          PROPOSED MAXIMUM     PROPOSED MAXIMUM         AMOUNT OF
        SECURITIES TO                 TO BE            OFFERING PRICE     AGGREGATE OFFERING      REGISTRATION
        BE REGISTERED               REGISTERED            PER UNIT               PRICE                 FEE
---------------------------------------------------------------------------------------------------------------
Common Stock, $.00001 par
value per share                      462,256             $165.8125            $76,647,823            $20,236
---------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, based on the average of the high and the low sales prices as reported on the Nasdaq National Market on August 14, 2000.

                         -------------------------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

THE INFORMATION CONTAINED IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN A NY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED AUGUST 18, 2000

                                 462,256 Shares

                             JUNIPER NETWORKS, INC.

                                  COMMON STOCK

                               -------------------

     This Prospectus relates to the public offering, which is not being underwritten, of 462,256 shares of our common stock which is held by some of our current stockholders. The prices at which such stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any proceeds from the sale of the shares.

     These shares may be offered and sold from time to time by certain of our stockholders identified in this prospectus. See "Selling Stockholders." The selling stockholders acquired the shares on November 18, 1999 in connection with our acquisition of Layer 5, on January 24, 2000 in connection with our acquisition of Pacific Advantage, Ltd., or in connection with the issuance of shares of our Common Stock to the Community Foundation Silicon Valley on May 11, 2000.

     Our common stock is quoted on the Nasdaq National Market under the symbol "JNPR." On August 17, 2000, the last reported sale price of the common stock was $172.1875 per share.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE THE SECTIONS ENTITLED "RISK FACTORS" AND "FACTORS THAT MAY AFFECT FUTURE RESULTS" IN THE DOCUMENTS WE FILE WITH THE SECURITIES AND EXCHANGE COMMISSION THAT ARE INCORPORATED BY REFERENCE IN THIS PROSPECTUS FOR CERTAIN RISKS AND UNCERTAINTIES THAT YOU SHOULD CONSIDER.

                               ------------------

     Neither the Securities and Exchange Commission nor any state securities regulators has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                               ------------------

                 The date of this prospectus is August __, 2000

     No person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with this offering, and if given or made, such information or representations must not be relied upon as having been authorized by us, any selling stockholder or by any other person. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information in this prospectus is correct as of any time subsequent to the date hereof. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not lawfully be made.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov. Additional information about us may be found on our web site at http://www.juniper.net. Information contained on Juniper Networks web site does not constitute part of this prospectus.

                      INFORMATION INCORPORATED BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), until the selling stockholders sell all of the shares. This prospectus is part of a Registration Statement we filed with the SEC (Registration No. 333-_____). The documents we incorporate by reference are:

1.   Our Annual Report on Form 10-K for the fiscal year ended December 31, 1999;

2. Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2000;

3. Our Current Report on Form 8-K dated May 5, 2000 relating to Juniper Networks stock split;

4. Our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2000; and

5. The description of our common stock contained in our registration statement on Form 8-A as filed with the SEC on June 11, 1999.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: Corporate Secretary, Juniper Networks, Inc., 1194 North Mathilda Avenue, Sunnyvale, California 94089; telephone number 408-745-2000.

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of Juniper Networks common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares.

                                   THE COMPANY

     Our principal executive offices are located at 1194 North Mathilda Avenue, Sunnyvale, California 94089. Our telephone number is (408) 745-2000.

                              SELLING STOCKHOLDERS

     The following table sets forth the number of shares owned by each of the Selling Stockholders. None of the Selling Stockholders has had a material relationship with Juniper Networks within the past three years other than as a result of their employment with Juniper Networks as of the date of the closing of the acquisition. No estimate can be given as to amount of shares that will be held by the Selling Stockholders after completion of this offering because the Selling Stockholders may offer all or some of the shares and because there currently are no agreements, arrangements or understandings with respect to the sale of any of the shares. The shares are being registered to permit public secondary trading of the shares, and the selling stockholders may offer the shares for resale from time to time.

     The shares offered by this prospectus may be offered from time to time by the selling stockholders named below:

                                                                     NUMBER OF SHARES
                                              NUMBER OF SHARES     REGISTERED FOR SALE       PERCENTAGE OF
   NAME OF SELLING STOCKHOLDER               BENEFICIALLY OWNED         HEREBY(1)         OUTSTANDING SHARES
   ---------------------------               ------------------    -------------------    ------------------
Spencer Greene(2)                                  147,282               147,282                   *
James G. Washburn                                   81,690                81,690                   *
Kira Greene(3)                                     147,282               147,282                   *
Sid Agrawal                                         35,010                35,010                   *
Thomas Alexander                                     2,034                 2,034                   *
Wayne Andrew Merrick(4)                             39,522                39,522                   *
Halilana Kwai Fong Tsang(5)                         39,522                39,522                   *
Andre Chick Hin Leong                                8,314                 8,314                   *
Soong Han Chong                                      4,156                 4,156                   *
Li Wenkai                                            3,498                 3,498                   *
Julian Gerard Vincent                                2,442                 2,442                   *
Martin Stanley Claridge                              1,716                 1,716                   *
Liu Tao                                                726                   726                   *
Karthik Natarajan                                      726                   726                   *
Community Foundation Silicon Valley                135,140               135,140                   *
                                                   -------               -------
          Total(6)                                 462,256               462,256                   *

---------------
 * Represents beneficial ownership of less than 1% of our outstanding common stock.

(1) This registration statement also shall cover any additional shares of common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number our outstanding shares of common stock.

(2)  Includes 5,832 shares held of record by Mr. Greene's spouse.

(3)  Includes 141,450 shares held of record by Ms. Greene's spouse.

(4)  Includes 10,410 shares held of record by Mr. Merrick's spouse.

(5)  Includes 29,112 shares held of record by Ms. Tsang's spouse.

(6) Includes all of the shares referenced in notes 2 through 5 above, except that the shares beneficially owned by Messrs. Greene and Merrick and Ms. Greene and Ms. Tsang are counted only once in this calculation.

                              PLAN OF DISTRIBUTION

     The shares being offered by the selling stockholders were issued by us in either our acquisition of Layer 5 pursuant to an Agreement and Plan of Reorganization dated November 8, 1999, our acquisition of Pacific Advantage Ltd. pursuant to a Stock Purchase and Reorganization Agreement dated December 15, 1999 or pursuant to the authorization by our Board of Directors to issue shares of our common stock to the Community Foundation Silicon Valley. In each instance, the shares of common stock were issued pursuant to an exemption from the registration provisions of the Securities Act. The selling stockholders represented to us that they were acquiring the shares for investment and with no present intention of distributing the shares.

     We will not receive any proceeds from the sale of the shares. Each of the selling stockholders may sell its shares directly or through broker-dealers or underwriters who may act solely as agents or who may acquire shares as principals. The distribution of the shares may be effected in one or more transactions that may take place through the Nasdaq National Market, including block trades or ordinary broker's transactions, or through privately negotiated transactions, or through a combination of any such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling stockholders in connection with such sales.

     The aggregate proceeds to the selling stockholders from the sale of the shares will be the purchase price of the common stock sold less the aggregate agents' commissions if any, and other expenses of issuance and distribution not borne by us. The selling stockholders and any dealers or agents that participate in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of such shares by them and any commissions received by any such dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

     The selling stockholders may effect transactions by selling shares directly or through broker-dealers acting either as principal or as agent, and such broker-dealers may receive compensation in the form of usual and customary or specifically negotiated underwriting discounts, concessions, or commissions from the selling stockholders.

     To the extent required, the specific shares of common stock to be sold, the names of the selling stockholders, purchase price, public offering price, the names of any such agent, dealer or underwriter, and any applicable commission or discount with respect to a particular offering will be set forth in an accompanying prospectus supplement.

     We have agreed to bear certain expenses of registration of the common stock under the federal and state securities laws and of any offering and sale hereunder not including certain expenses, such as commissions of dealers or agents, and fees attributable to the sale of the shares.

         This offering will terminate on the earliest of (a) 12 months after the SEC has declared the Registration Statement effective or (b) the date on which all shares offered hereby have been sold by the selling stockholders.

     Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that Rule rather than pursuant to this prospectus.

     There can be no assurance that a selling stockholder will sell any or all of the shares of common stock offered by it hereunder.

                                  LEGAL MATTERS

     The validity of the shares of common stock offered hereby has been passed upon for us by the general counsel of Juniper Networks.

                                     EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and the registration statement. Our financial statements are incorporated by reference in reliance upon on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.


                                     PART II

                      INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses payable by Juniper Networks in connection with the sale of common stock being registered hereby. All amounts are estimates except the SEC registration fee.

SEC registration fee.............................................  $20,236
Printing expenses................................................    5,000
Legal and Accounting fees and expenses...........................    5,000
Miscellaneous expenses...........................................    5,000
     Total.......................................................  $35,236

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by current law.

     Article Eighth of our Amended and Restated Certificate of Incorporation provides for the indemnification of directors and officers to the fullest extent permissible under Delaware law.

     Article VI of our Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of Juniper Networks if such person acted in good faith and in a manner reasonably believed to be in and not opposed to our best interest, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

     We have entered into indemnification agreements with our directors and officers, in addition to indemnification provided for in our Bylaws, and intend to enter indemnification agreements with any new directors and officers in the future. The indemnification agreements may require us, among other things, to indemnify our directors and officers against certain liabilities that may arise by reason of their status or service as directors and officers (other than liabilities arising from willful misconduct of culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors and officers insurance, if available on reasonable terms.

ITEM 16. EXHIBITS

       Exhibit No.                             Description
       -----------                             -----------
           5.1             Opinion of General Counsel of Juniper Networks, Inc.

          23.1             Consent of Ernst & Young, LLP, Independent Auditors

          23.2             Consent of Counsel (included in exhibit 5.1)

          24.1             Power of Attorney (See II-  )

ITEM 17. UNDERTAKINGS

     We hereby undertake:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (a) to include any prospectus required by Section 10(a)(3) of the Securities Act;

          (b) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (c) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     4. That, for the purpose of determining any liability under the Securities Act, each filing of Juniper Networks' annual report pursuant to
Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     5. To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in this prospectus to provide such interim financial information.

     6. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Juniper Networks pursuant to the foregoing provisions or otherwise, Juniper Networks has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Juniper Networks of expenses incurred or paid by a director, officer or controlling person of Juniper Networks in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Juniper Networks will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Juniper Networks certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on the 17th day of August, 2000.


                                        JUNIPER NETWORKS, INC.

                                        By: /s/ MARCEL GANI
                                           -------------------------------------
                                           Marcel Gani
                                           Chief Financial Officer


                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, Marcel Gani and Lisa C. Berry, and each of them, as his or her attorney-in-fact, with full power of substitution in each, for him or her in any and all capacities, to sign any amendments to this Registration Statement on Form S-3 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                         TITLE                                 DATE
-------------------------------   ----------------------------------    ---------------
/s/ SCOTT KRIENS                  President, Chief Executive Officer    August 17, 2000
-------------------------------   and Chairman of the Board
Scott Kriens                      (Principal Executive Officer)


/s/ MARCEL GANI                   Chief Financial Officer (Principal    August 17, 2000
-------------------------------   Financial and Accounting Officer)
Marcel Gani

/s/ PRADEEP SINDHU                Chief Technical Officer and Vice      August 17, 2000
-------------------------------   Chairman of Board
Pradeep Sindhu

/s/ WILLIAM R. HEARST III         Director                              August 17, 2000
-------------------------------
William R. Hearst III

                                  Director                              August 17, 2000
-------------------------------
Vinod Khosla

/s/ C. RICHARD KRAMLICH           Director                              August 17, 2000
-------------------------------
C. Richard Kramlich

/s/ STRATTON SCLAVOS              Director                              August 17, 2000
-------------------------------
Stratton Sclavos

/s/ WILLIAM STENSRUD              Director                              August 17, 2000
-------------------------------
William Stensrud

                                  EXHIBIT INDEX

       Exhibit No.                              Description
       -----------                              -----------
            5.1             Opinion of General Counsel of Juniper Networks, Inc.

           23.1             Consent of Ernst & Young, LLP, Independent Auditors

           23.2             Consent of Counsel (included in exhibit 5.1)

           24.1             Power of Attorney (See II-4)